EXHIBIT 99.2

Contact:
URS Corporation	Sard Verbinnen & Co
Sam Ramraj	Hugh Burns/Jamie Tully/Briana Kelly
Vice President, Investor Relations	(212) 687-8080
(415) 774-2700

URS REAUTHORIZES STOCK REPURCHASE PROGRAM

SAN FRANCISCO, CA – March 1, 2010 – URS Corporation (NYSE: URS) today announced that on February 26, 2010, its Board of Directors approved an extension of the Company’s common stock repurchase program.  The program, which expired on January 1, 2010, is designed to offset the earnings per share dilution that results from the issuance of additional shares under the Company’s equity incentive and employee stock purchase plans.

Under the extended program, URS can repurchase up to one million shares of the Company’s common stock plus the cumulative number of additional shares issued or deemed issued under the Company’s equity incentive and employee stock purchase programs for the period from January 2, 2010 through December 28, 2012 (excluding shares issued upon the exercise of options issued prior to 2010).  The share repurchases will be made from time-to-time at the Company’s discretion in the open market or privately negotiated transactions as permitted by securities laws and other legal requirements, and subject to market conditions and other factors.  The Board of Directors may modify, suspend, extend or terminate the program at any time.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services. URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs. URS Corporation has approximately 45,000 employees in a network of offices in more than 30 countries (www.urscorp.com).

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